Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

LBBB Merger Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit			Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock to be issued in connection with the business combination with Nature’s Miracle Inc. (“Nature’s Miracle”)	457(f)(2)	23,371,539	$	N/A		$779.05	(3)	$0.0001102	$0.09
	Equity	Common Stock to be issued to Shareholders of Lakeshore Acquisition II Corp. (“Lakeshore”)	457(c) and 457(f)(1)	7,065,000		10.11	(4)	$71,427,150		$0.0001102	$7,871.27
	Equity	Common Stock to be issued to Rights holders of Lakeshore	457(c) and 457(f)(1)	690,000		10.11	(4)	$6,975,900		$0.0001102	$768.74
	Equity	Warrants to be issued to Warrantholders of Lakeshore	457(f)(1)	3,450,000		--		$--		$0.0001102	$--
	Total Offering Amounts							$78,403,824.71			8,640.10
	Total Fees Previously Paid										13,044.60
	Net Fee Due										0

(1)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Calculated pursuant to Rule 457 by multiplying the proposed maximum aggregate offering price of securities to be registered by $0.0001102.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. Nature’s Miracle Inc. (“Nature’s Miracle”) is a private company, no market exists for its securities, and has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of Nature’s Miracle’s securities expected to be exchanged in the Business Combination. Includes up to 23,000,000 shares of common stock of the post-Business Combination company to be issued to existing shareholders of Nature’s Miracle and 371,539 shares of common stock of the post-Business Combination company to be issued to advisors.
(4)	Based on $10.11, the average of the high and low prices of Lakeshore Acquisition II Corp.’s ordinary shares as reported on the Nasdaq Stock Market LLC on November 11, 2022.